Exhibit 3.7

ARTICLES OF ORGANIZATION

of

IOWA TELECOM TECHNOLOGIES, LLC

The undersigned organizer of a limited liability company organized under the Iowa Limited Liability Company Act, Chapter 490A, Code of Iowa, does hereby adopt the following Articles of Organization for such limited liability company.

ARTICLE I

NAME OF THE LIMITED LIABILITY COMPANY

The name of the limited liability company shall be Iowa Telecom Technologies, LLC.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The address of the initial registered office of the limited liability company is 115 S. Second Avenue West, Newton, Iowa 50208. The initial registered agent at such address is Alan L. Wells.

ARTICLE III

PRINCIPAL OFFICE

The address of the principal office of the limited liability company is 115 S. Second Avenue West, Newton, Iowa 50208.

ARTICLE IV

PERIOD OF DURATION

The limited liability company’s existence shall commence upon the acceptance of these Articles of Organization by the Secretary of State of Iowa for filing and its duration shall be perpetual, unless sooner dissolved pursuant to the terms of its operating agreement, or as otherwise provided by law.

ARTICLE V

WRITTEN OPERATING AGREEMENT

Any operating agreement entered into by the members of the limited liability company, and any amendments or restatements thereof, shall be in writing. No oral agreement among any of the members or managers of the limited liability company shall be deemed or construed to constitute any portion of, or otherwise affect the interpretation of any written operating agreement of the limited liability company, as amended and in existence from time to time.

ARTICLE VI

MANAGEMENT

The business and affairs of the limited liability company shall be by managed by a managing member. The actions of any other person acting in any capacity other than as an authorized representative of the managing member of the limited liability company shall not bind the limited liability company.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION

The liability of the managing member of the Company shall be limited to the fullest extent permitted by law. The Company is authorized to indemnify (and advance expenses to) the managing member to the fullest extent permitted by law. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in these Articles of Organization inconsistent with this Article shall adversely affect any right or protection of the managing member of the Company with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

ARTICLE VIII

AMENDMENT

These Articles of Organization may be amended as provided in the Operating Agreement.

IN WITNESS WHEREOF, the aforesaid organizer has caused the execution of the foregoing Articles of Organization on this 19th day of December, 2003.

/s/ Steven J. Dickinson
Steven J. Dickinson, Organizer of Iowa Telecom Technologies, LLC

FILED IOWA SECRETARY OF STATE 12-19-2003 11:22AM
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